Exhibit 99.1

Seritage Growth Properties Promotes Eric Dinenberg to Chief Operating Officer

NEW YORK – December 22, 2021 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of 170 retail, residential and mixed-use properties, today announced that Eric Dinenberg, Executive Vice President of Development and Construction at Seritage, has been promoted to Chief Operating Officer, effective January 1, 2022.

In his new role as COO, Mr. Dinenberg will work directly with Seritage President and CEO Andrea Olshan to lead the execution of the Company’s portfolio repositioning strategy.

“I could not be more excited about Eric’s well-deserved promotion to COO,” said Andrea Olshan, President and Chief Executive Officer of Seritage Growth Properties. “Eric is a trusted partner and capable leader with invaluable development and operations expertise and sharp business acumen. His deep and broad real estate experience and comprehensive grasp of our portfolio is vital to the company’s success. I look forward to continuing to work closely with Eric in this new role as we execute our strategy to unlock the full value of our portfolio for the benefit of our shareholders.”

Mr. Mr. Dinenberg is an accomplished real estate industry veteran with more than 15 years of experience in operational and development roles. Prior to joining Seritage in 2019, Mr. Dinenberg spent nearly nine years with Brookfield Properties and Rouse Properties, which Brookfield acquired in 2016, most recently serving as Executive Vice President Development and Operations of Brookfield Properties. Prior to Rouse, Mr. Dinenberg held positions at Vornado Realty Trust and Penn Real Estate Group. Mr. Dinenberg has a B.A. in Political Science and Economics from George Washington University and an M.A. in Real Estate and Finance from New York University.

About Seritage Growth Properties

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of diversified and mixed-use properties throughout the United States. As of September 30, 2021, the Company’s portfolio consisted of interests in 170 properties comprised of approximately 10.0 million square feet of GLA or build-to-suit leased area (approximately 8.0 million at share), approximately 4.0 million of which is held by unconsolidated entities (approximately 2.0 million at share), approximately 600 acres held for or under development and approximately 10.0 million square feet of GLA or approximately 850 acres to be disposed of.

Contacts
Seritage Growth Properties
Amanda Lombard, CFO
(212) 355-7800
IR@Seritage.com